Exhibit 23.2

CONSENT OF PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we consent to the incorporation by reference of the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.) dated June 25, 2010 relating to the financial statements of The Hanover Insurance Group Retirement Savings Plan as of December 31, 2009 and for the year then ended included in this Form 11-K, into the Company’s previously filed Registration Statements on Form S-8 (File No. 333-576 and File No. 333-159387).

/s/ Caturano and Company, Inc.
Boston, Massachusetts
June 27, 2011